Exhibit 99.1

Forest Road Acquisition Corp., The Beachbody Company and Myx Fitness Announce Expected Closing of Business Combination

•	The proposed business combination is expected to close on Friday, June 25, 2021, assuming Forest Road receives stockholder approval at the Special Meeting of Stockholders to be held on June 24, 2021
•	Following closing, the combined company’s stock and warrants are expected to trade on the New York Stock Exchange under the ticker symbols “BODY” and “BODY WS”, respectively, starting on Monday, June 28, 2021

June 23, 2021 07:00 AM Eastern Daylight Time

NEW YORK & SANTA MONICA, Calif.--(BUSINESS WIRE)--Forest Road Acquisition Corp. (NYSE:FRX) (“Forest Road”), The Beachbody Company Group, LLC (“Beachbody”), and Myx Fitness Holdings, LLC (“Myx”) today announced that they expect to close their proposed three-way business combination on Friday, June 25, 2021, assuming Forest Road receives stockholder approval at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Thursday, June 24, 2021, creating the leading subscription health and wellness company for the mass market. Following the closing, the combined company’s stock and warrants are expected to trade on the New York Stock Exchange under the ticker symbols “BODY” and “BODY WS”, respectively, starting on Monday, June 28, 2021.

The Special Meeting to approve, among other things, the proposed business combination, will be held on June 24, 2021 at 10:00 a.m., Eastern Time in virtual format at the following address: https://www.cstproxy.com/forestroadacquisition/sm2021.

Forest Road Stockholder Vote
Forest Road’s stockholders of record at the close of business on May 6, 2021 are entitled to vote the shares of common stock of Forest Road owned by them at the Special Meeting and at any adjournment or postponement thereof. At the Special Meeting, stockholders will be asked to approve and adopt the business combination, and such other proposals as disclosed in the definitive proxy statement/prospectus included in the Registration Statement. If the business combination is approved by Forest Road stockholders, Forest Road anticipates closing the business combination on June 25, 2021, subject to the satisfaction or waiver (as applicable) of all other closing conditions.

The Special Meeting will take place at 10:00 a.m., Eastern Time, on June 24, 2021 virtually at the following address: https://www.cstproxy.com/forestroadacquisition/sm2021. Forest Road stockholders entitled to vote at the Special Meeting will need the 12-digit meeting control number that is printed on their respective proxy cards to enter the Special Meeting. Forest Road recommends that its stockholders wishing to vote at the Special Meeting log in at least 15 minutes before the Special Meeting starts. Please note that Forest Road stockholders will not be able to attend the Special Meeting in person. Forest Road encourages its stockholders entitled to vote at the Special Meeting to vote their shares via proxy in advance of the Special Meeting by following the instructions on the proxy card.

As announced previously, upon the effectiveness of the business combination, Forest Road will change its name to “The Beachbody Company, Inc.” and its common stock and warrants are expected to be traded on the New York Stock Exchange under the new symbols “BODY” and “BODY WS”, respectively. At the closing of the business combination, each Forest Road unit will separate into its components consisting of one share of Forest Road common stock and one-third of one warrant and, as a result, will no longer trade as a separate security.

About The Beachbody Company Group, LLC
Headquartered in Santa Monica, Beachbody is a worldwide leader in health and fitness, with a 22-year track record of creating innovative content and powerful brands. With 2.7 million paid digital fitness subscribers across two platforms, a nationwide peer-support system of over 400,000 influencers and coaches as of March 31, 2021, plus a premium portfolio of branded nutrition products, Beachbody is a leading holistic health and wellness company with over $1 billion in revenue projected in 2021. Beachbody, the parent company to the Beachbody On Demand platform and the fast-growing DTC platform Openfit, recently entered into a pending three-way merger agreement with Forest Road, a publicly traded special purpose acquisition company, and Myx, an at-home connected fitness platform, that will make it a public company. For more information, please visit TheBeachbodyCompany.com.

About Myx Fitness Holdings, LLC
Myx delivers a revolutionary and personalized solution for its members to make connected fitness part of their daily lives. The brand's cornerstone products, The MYX and The MYX Plus, offer professional-quality equipment at an affordable price, hundreds of on-demand classes, combined with expert coaching on a digital platform, designed to improve endurance, strength, mobility and flexibility. Using science-backed methods, Myx utilizes proprietary heart rate technology and cross-training, brought to life through positive coaching, to deliver lasting results. Myx is available starting at $1,299 with delivery nationwide in approximately one to three weeks depending on location and scheduling availability.

About Forest Road Acquisition Corp.
Forest Road Acquisition Corp., a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, raised $300 million in November 2020 and its securities are listed on the NYSE under the tickers “FRX,” “FRX.U” and “FRX WS.” The Forest Road team includes three former Disney senior executives — Tom Staggs, director and Chairperson of the Strategic Advisory Committee, Kevin Mayer, strategic advisor and Salil Mehta, Chief Financial Officer — and is strengthened by the strategic connectivity and deal-making expertise of directors, officers and strategic advisors like Shaquille O'Neal, Peter Schlessel, Keith Horn, Sheila Stamps, Teresa Miles Walsh and Martin Luther King III. For more information, please visit https://www.spacroadone.com/.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Beachbody, Myx and Forest Road, including statements regarding the anticipated timing of the transaction. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of FRX’s securities, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the stockholders of FRX (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the transaction on Beachbody’s or Myx’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Beachbody or Myx, (vi) the outcome of any legal proceedings that may be instituted against Beachbody. Myx or against Forest Road related to the merger agreement or the proposed transaction, (vii) the ability to maintain the listing of the combined company’s securities on a national securities exchange, (viii) changes in the competitive and regulated industries in which Beachbody and Myx operate, variations in operating performance across competitors, changes in laws and regulations affecting the business of Beachbody and Myx and changes in the combined capital structure, (ix) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (x) costs related to the transaction and the failure to realize anticipated benefits of the transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the registration statement on Form S-4 discussed below and other documents filed by Forest Road from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Beachbody and Forest Road assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. None of Beachbody, Myx or Forest Road gives any assurance that Beachbody, Myx or Forest Road, or the combined company, will achieve its expectations.

No Offer or Solicitation
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information and Where to Find It
This press release relates to a proposed transaction among Beachbody, Forest Road, and Myx Fitness. The Registration Statement was declared effective by the SEC on May 27, 2021. A definitive proxy statement/prospectus will be sent to all FRX stockholders. Before making any voting decision, stockholders of FRX are urged to read the definitive proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and stockholders will be able to obtain free copies of the Registration Statement, the definitive proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by FRX through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation
FRX and its directors, executive officers and advisors may be deemed participants in the solicitation of proxies from FRX’s stockholders with respect to the proposed transaction. A list of the names of those directors, executive officers and advisors and a description of their interests in the Company is contained in the Registration Statement and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Forest Road Acquisition Corp., 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, Attention: Keith L. Horn. Additional information regarding the interests of such participants is contained in the definitive proxy statement/prospectus for the proposed transaction.

Beachbody, Myx Fitness and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of FRX in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction is included in the definitive proxy statement/prospectus for the proposed transaction.

Contacts

ICR
BODYPR@icrinc.com